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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
7th Level, Inc.:


          We consent to incorporation by reference herein of our reports relating to the financial statements of (a) 7th Level, Inc. as of December 31, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 and the period from April 28, 1993 (inception) through December 31, 1993 and (b) 7th Level Sole Proprietorship (a development stage enterprise) as of December 31, 1993 and for the period from January 1, 1993 (inception) through December 31, 1993, which reports appear in the December 31, 1995 annual report on Form 10-K of 7th Level, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG Peat Marwick LLP



Dallas, Texas
May 20, 1996